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                                                                     EXHIBIT 4.6


               RESOLUTIONS RELATING TO THE AMENDMENT AND MERGER OF
             THE AMERICAN NATIONAL SAVINGS BANK, F.S.B. 401(K) PLAN
                                      INTO
                THE CRESTAR MERGER PLAN FOR TRANSFERRED EMPLOYEES


         RESOLVED, that effective November 30, 1998 (the "Merger Date"), the American National Savings Bank, F.S.B. 401(k) Plan, as adopted by Crestar Financial Corporation effective November 13, 1997, and as subsequently amended and restated effective January 1, 1997 (the "American National 401(k) Plan"), and the Crestar Merger Plan for Transferred Employees, as amended and restated through December 31, 1994, and subsequently amended (the "Merger Plan"), are further amended to provide that the American National 401(k) Plan is amended to be, and is merged into, the Merger Plan; and

         FURTHER RESOLVED, that as of the Merger Date or as soon as practicable thereafter, the assets of the American National 401(k) Plan shall be transferred to the trustee of the Merger Plan and combined with the assets of the Merger Plan's Trust; and

         FURTHER RESOLVED, that as of the date of such transfer of assets to the Merger Plan, the Merger Plan shall assume the liabilities of the American National 401(k) Plan for payment of benefits to individuals who are participants and beneficiaries under the American National 401(k) Plan immediately prior to such transfer, and any benefit features, rights and options with respect to the accounts transferred from the American National 401(k) Plan shall be preserved to the extent required by Section 411(d)(6) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         FURTHER RESOLVED, that the administrators and trustees of the Plans are authorized and directed to execute such documents and to take such actions as may be necessary or appropriate to effect such transfer of assets and liabilities to the Merger Plan and such actions they have taken in contemplation of such transfer of assets are hereby approved, ratified and confirmed; and

         FURTHER RESOLVED, that, in accordance with the regulations under
Section 414(l) of the Code, the sum of the account balances in each Plan equals the fair market value (determined as of the Merger Date) of the entire Plan assets, and immediately after the merger, each participant in the Merger Plan shall have an account balance equal to the sum of the account balances the participant had in both Plans immediately prior to the merger; and

         FURTHER RESOLVED, that the trustee and administrator of the Merger Plan are authorized and directed to take such action as may be necessary or appropriate to establish accounts under the Merger Plan for such transferred assets or to combine such transferred assets with existing accounts of participants in the Merger Plan who are participants in the American National 401(k) Plan immediately prior to the merger.